Exhibit 99.1

World Lung Conference Features Data Demonstrating Clinical Utility and Cost Effectiveness of Trovagene’s Liquid Biopsy Tests for Mutation Detection and Monitoring in NSCLC Patients

SAN DIEGO, CA — November 28, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, announced today that the use of their Precision Cancer Monitoring (PCM) technology for both urine and plasma EGFR mutation testing yielded significantly greater detection sensitivity than tissue testing alone.  Data will be presented at the 17th World Conference on Lung Cancer, December 4-7 in Vienna, Austria.

Trovagene’s abstract entitled, A Highly Sensitive Next Generation Sequencing Platform for Detection of NSCLC EGFR T790M in Urine and Plasma, was selected for an oral presentation.  This presentation will include data showing a 95% overall detection rate of EGFR T790M by combined urine and plasma versus 83% detection by tissue testing.  Additionally, the detection rate in intrathoracic lung cancer disease, in the absence of distant metastases, was an unprecedented 93%.  This data further validates the high sensitivity of Trovagene’s, Trovera urine and blood liquid biopsy test to identify the EGFR T790M resistance mutation in patients with late-stage non-small cell lung cancer progressing on 1st or 2nd generation TKIs.

Two additional abstracts, one a case series, focus on recent work demonstrating that EGFR ctDNA can serve as an early indicator of therapeutic response, providing valuable information particularly in the setting of late-stage patients treated with experimental therapeutics or in patients progressing on therapy.  The dynamic changes in ctDNA EGFR systemic load observed in this case series is consistent with previous findings.

A fourth poster presentation will feature cost of care analysis data demonstrating the value of a urine testing strategy (UTS) as a dominant care pathway compared to a tissue testing strategy (TTS) by saving costs and improving progression-free and overall survival for patients with non-small cell lung cancer.

“We are pleased that the data featured at the World Lung Conference further demonstrates very high clinical sensitivity for detecting EGFR mutations when using Trovagene’s technology, both urine and blood liquid biopsy testing.  These results suggest that the combination of urine and blood testing yields higher sensitivity than tissue and eliminates the need for a costly and sometimes patient adverse tissue biopsy for the diagnostic workup and clinical management of

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patients with EGFR-mutated non-small cell lung cancer.” said Mark Erlander, Chief Scientific Officer of Trovagene.  “Additionally, the noninvasive nature of urinary liquid biopsy enables the assessment of dynamic changes in systemic ctDNA burden and potentially serves as a biomarker to monitor disease burden and early response to therapy.”

Details of the oral and poster presentations are provided below:

Session Name:  Treatment Monitoring in Advanced NSCLC

Date and Time:  Tuesday, December 6, 2016 — 11:00 — 12:30h

Location:  Lehar 3-4

Abstract MA08.01:  A Highly Sensitive Next-Generation Sequencing Platform for Detection of NSCLC EGFR T790M Mutation in Urine and Plasma

Lead Author:  Heather Wakelee, MD

Session Name: Advanced NSCLC Poster Session

Date and Time:  Wednesday, December 7, 2016 — 14:30 — 15:45h

Location:  Hall B (Poster Area)

Abstract P3.02b-010:  Urine Detection of EGFR T790M in Non-Small Cell Lung Cancer: An Outcomes and Total Cost of Care Analysis

Lead Authors:  J. Sands, MD; J. Hornberger, MD

Abstract P3.02b-012:  Longitudinal Monitoring of ctDNA EGFR Mutation Burden from Urine Correlates with Patient Response to EGFR TKIs:  A Case Series

Lead Authors:  N. Tchekmedyian, MD; R. Mudad, MD

Abstract P3.02b-024:  Dynamics of EGFR Mutational Load in Urine and Plasma Correlates with Treatment Response in Advanced NSCLC

Lead Authors:  J.E. Gray, MD

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology for the detection and monitoring of circulating tumor DNA (ctDNA) in urine. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that our Precision Cancer Monitoring® platform will be utilized by oncologists or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2015 and its other periodic reports filed with the Securities and Exchange Commission.

Trovagene Contacts

Beth Anderson	Vicki Kelemen
VP, Finance & Administration	Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com